Exhibit 99.1

CSB BANCORP, INC. REPORTS FIRST QUARTER EARNINGS

First Quarter Highlights

	Quarter Ended March 31, 2025	Quarter Ended March 31, 2024
Diluted earnings per share	$1.37	$1.10
Net Income	$3,616,000	$2,933,000
Return on average common equity	12.58%	10.84%
Return on average assets	1.22%	1.02%

Millersburg, Ohio – April 16, 2025 – CSB Bancorp, Inc. (OTC Pink: CSBB) today announced first quarter 2025 net income of $3,616,000 or $1.37 per basic and diluted share, as compared to $2,933,000, or $1.10 per basic and diluted share, for the same period in 2024.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 12.58% and 1.22%, respectively, compared with 10.84% and 1.02% for the first quarter of 2024. Pre-Provision Net Revenue (“PPNR”) (a non-GAAP measure) totaled $4.9 million during the quarter, an increase of $118 thousand, or 2%, from the prior year’s first quarter. Net interest income increased $533 thousand, or 6%, noninterest income decreased $76 thousand, or 4%, and noninterest expense increased $339 thousand, or 6%, in the first quarter of 2025 compared to the same period in 2024.

Eddie Steiner, President and CEO stated, “Trade and immigration policy announcements, along with unsettled federal tax and budget matters, have fueled increasing concern about a slowing economy and rising prices. Some businesses and households have deferred discretionary borrowing, although construction and acquisition financing activity has remained fairly steady. Net loan balances increased 3% during the quarter. Book value per common share increased to $44.80, up 9% from a year ago, with market price at 10.9 times earnings of the most recent twelve-month period.”

Credit loss provision expense for the quarter decreased $750 thousand from first quarter 2024 as nonperforming loans continue to decrease since the second quarter of 2024. The court liquidation of one commercial credit of approximately $1 million continues with the bank holding a priority lien on auction proceeds held by the court receiver which will be applied to the loan balances when released. The court receiver continues to move through the court system and has scheduled the auction of the remaining real estate.

The allowance for expected credit losses (“ACL”) amounted to $8.0 million, or 1.05% of total loans, on March 31, 2025, as compared to $7.1 million or 1.00% of total loans on March 31, 2024. The allowance for credit losses on off-balance sheet commitments on March 31, 2025 was $519 thousand, as compared to a March 31, 2024 balance of $1.3 million. The decrease in the ACL on off-balance sheet commitments is related to an $885 thousand allowance for letters of credit on March 31, 2024, that were drawn and converted to loans during second quarter 2024. CSB recorded no allowance for credit losses related to available-for-sale or held-to-maturity debt securities, with no meaningful loss expectation on these securities.

Loan interest income including fees increased $666 thousand, or 7%, during first quarter 2025 as compared to the same quarter in 2024. The increase was primarily the result of a $51 million volume increase, augmented by a 1 basis point (“bp”) increase in quarter over prior year’s quarter yield. Securities interest income decreased $108 thousand, or 5%, during the first quarter 2025 compared to the same quarter 2024 as the Company continues to deploy cash flow from investments into loan originations. Loan yields for first quarter 2025 averaged 5.84%, an increase of 1 bp from the 2024 first quarter average of 5.83%, while overnight funds and securities yields for first quarter 2025 averaged 4.47% and 2.34%, respectively, compared to 5.36% and 2.21% in the first quarter 2024.

Interest expense rose $192 thousand, or 6%, during first quarter 2025 as compared to first quarter 2024. The increase follows a period of rapid interest rate increases spurred by the Federal Reserve during March 2022 through May 2023, followed by competitive pressures from banks and others to secure adequate funding. The cost to fund gross earning assets for the first quarter 2025 was 1.29% as compared to 1.25% for the first quarter of 2024.

The fully taxable equivalent (“FTE”) net interest margin (a non-GAAP measure) was 3.48% compared to 3.37% for the first quarter 2024. Compared to the 2024 first quarter, FTE net interest income increased $522 thousand, or 6%, reflecting increasing interest income with a $34 million increase in average earning assets as well as a 16 bp increase in the yield on assets. The higher interest rate environment coupled with the continued mix shift into loans from securities primarily drove the increase in earnings from assets, which was partially offset by higher average interest-bearing liabilities and a 3 bp higher cost of funds. Tax equivalency effect on net interest margin was 0.01% in first quarter 2025 and 0.02% in first quarter 2024.

Noninterest income decreased $76 thousand, or 4%, compared to first quarter of 2024. The decrease was primarily the result of a $116 thousand decrease in trust service fees representing a one-time fee in 2024 that did not recur in 2025. Offsetting increases were recognized as follows: $28 thousand increase in earnings on bank owned life insurance, $15 thousand increase in service fees on deposits, $8 thousand increase in debit card interchange fees, and a $13 thousand increase in gain on sale of mortgage loans to the secondary market.

Noninterest expense increased $339 thousand, or 6%, from first quarter 2024. Salary and employee benefits increased $228 thousand, or 7%, compared to the prior year quarter, with increases in base salaries, medical, and retirement benefits. Professional fees increased $81 thousand, or 24%, with increases for IT support. Occupancy expense increased $73 thousand, or 26%, primarily due to snow removal and heating system repairs due to the cold winter. Debit card expense increased $22 thousand, or 12% with increased charge-backs and the Financial Institutions Tax increased $14 thousand, or 6%, with higher capital levels. Marketing and public relations costs decreased $23 thousand, or 18%, and software expense decreased $25 thousand, or 6%. The Company’s first quarter efficiency ratio increased slightly to 56.8% compared to 56.0% in the prior year.

Federal income tax expense was $878 thousand in the 2025 first quarter compared to $693 thousand in the 2024 first quarter. The effective tax rate for the 2025 and 2024 first quarters was 20% and 19%, respectively.

Average earning assets for the 2025 first quarter increased $34 million, or 3%, from the year-ago quarter, primarily reflecting a $51 million, or 7%, increase in average loans, a $38 million, or 10%, decrease in average securities, and a $21 million, or 75%, increase in interest-earning deposits in other banks, held mainly at the Federal Reserve Bank.

Average commercial loan balances for the quarter, including commercial real estate, increased $37 million, or 8%, from prior year levels, as construction loans were drawn, and borrowers used term loans to fund equipment and other purchases. Average residential mortgage balances increased $13 million, or 8%, above the prior year’s quarter as borrowers have been favoring adjustable-rate mortgages during this period of higher interest rates. The bank does not sell adjustable-rate mortgages to the secondary market. Home equity lines of credit increased $2 million from the prior year’s quarter as borrowers covered expenses and avoided refinancing their lower interest rate mortgages. Average consumer credit balances decreased $1.6 million, or 10%, versus the same quarter of the prior year. Commercial loan demand has leveled out, with households and businesses alike preferring to limit borrowing until fiscal policies effects of tariffs and tax rates signal more certainty about the strength of the economy.

Nonperforming loans were $1.6 million, or 0.21%, of total loans on March 31, 2025, compared to $361 thousand, or 0.05% of total loans, a year ago. Delinquent loan balances as of March 31, 2025, increased to 0.43% of total loans as compared to 0.30% on March 31, 2024. Net loan charge-offs recognized during first quarter 2025 were $29 thousand, compared to first quarter 2024 net loan charge-offs of $74 thousand.

Average deposit balances increased on a quarter over prior year quarter comparison by $38 million, or 4%. For first quarter 2025, the average cost of deposits amounted to 1.36%, as compared to 1.31% for first quarter 2024. First quarter 2025 increases in average deposit balances over the prior year quarter included savings accounts of $1 million, money market accounts of $14 million, and time deposits of $48 million. Noninterest-bearing accounts decreased $4 million from the prior year’s first quarter while interest-bearing demand accounts declined $21 million. The average balance of securities sold under repurchase agreement during the first quarter of 2025 decreased by $7 million, or 21%, compared to the average for the same period in the prior year.

Shareholders’ equity totaled $118 million on March 31, 2025, with 2.6 million common shares outstanding. The average equity to assets ratio amounted to 9.73% for the quarter ended March 31, 2025. The Company declared a first quarter dividend of $0.40 per share, producing an annualized yield of 3.6% based on March 31, 2025 closing price of $44.00.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $1.2 billion as of March 31, 2025. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, and a loan production office located in Medina, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets, and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. See the non-GAAP disclosures at the end of this release for a reconciliation of GAAP and non-GAAP measures.

Contact Information:

Paula J. Meiler, SVP & CFO

330.763.2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data)	2025	2024	2024	2024	2024
EARNINGS	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Net interest income FTE (a)	$9,712	$9,599	$9,248	$8,959	$9,190
Provision for credit loss expense	402	2,290	700	2,889	1,152
Noninterest income	1,696	1,780	1,809	1,741	1,772
Noninterest expenses	6,481	6,211	6,422	5,814	6,142
FTE adjustment(a)	31	33	34	34	42
Net income	3,616	2,319	3,145	1,615	2,933
Basic and Diluted earnings per share	1.37	0.87	1.18	0.61	1.10

PERFORMANCE RATIOS
Return on average assets (ROA), annualized	1.22%	0.76%	1.05%	0.56%	1.02%
Return on average common equity (ROE), annualized	12.58	7.99	11.14	5.89	10.84
Net interest margin FTE(a)	3.48	3.33	3.26	3.28	3.37
Efficiency ratio	56.81	54.68	58.17	54.22	56.00
Number of full-time equivalent employees	173	166	175	173	172

MARKET DATA
Book value per common share	$44.80	$43.33	$43.25	$41.43	$41.11
Period-end common share market value	44.00	38.30	38.50	39.00	40.00
Market as a % of book	98.20%	88.39%	89.02%	94.14%	97.30%
Price-to-earnings ratio	10.92	10.19	9.02	8.88	7.78
Average basic common shares outstanding	2,644,543	2,654,073	2,661,474	2,664,485	2,665,277
Average diluted common shares outstanding	2,644,543	2,654,073	2,661,474	2,664,485	2,665,277
Period end common shares outstanding	2,641,547	2,650,089	2,659,324	2,663,924	2,664,683
Common stock market capitalization	$116,228	$101,498	$102,384	$103,893	$106,587

ASSET QUALITY
Gross charge-offs	$35	$1,937	$4,095	$274	$88
Net charge-offs	29	1,928	4,008	246	74
Allowance for credit losses	7,974	7,595	7,224	10,587	7,136
Nonperforming assets (NPAs)	1,597	1,719	3,371	6,683	361
Net charge-off / average loans ratio	0.02%	1.05%	2.20%	0.14%	0.04%
Allowance for credit losses / period-end loans	1.05	1.03	1.00	1.47	1.00
NPAs/loans and other real estate	0.21	0.23	0.47	0.93	0.05
Allowance for credit losses / nonperforming loans	499	445	214	158	1,979

CAPITAL & LIQUIDITY
Period-end tangible equity to assets(b)	9.36%	9.28%	9.16%	9.09%	9.10%
Average equity to assets	9.73	9.52	9.43	9.49	9.38
Average equity to loans	15.42	15.80	15.54	15.37	15.43
Average loans to deposits	72.09	68.50	68.99	70.54	69.78

AVERAGE BALANCES
Assets	$1,197,803	$1,211,960	$1,191,037	$1,161,533	$1,160,661
Earning assets	1,131,483	1,145,031	1,127,405	1,097,706	1,097,704
Loans	755,863	730,413	723,129	717,105	705,294
Deposits	1,048,534	1,066,229	1,048,214	1,016,569	1,010,745
Shareholders' equity	116,554	115,430	112,352	110,219	108,837

ENDING BALANCES
Assets	$1,218,640	$1,191,500	$1,209,181	$1,167,315	$1,156,245
Earning assets	1,148,625	1,121,675	1,134,786	1,104,404	1,097,703
Loans	761,240	737,641	719,602	721,916	710,822
Deposits	1,070,777	1,044,887	1,070,531	1,023,835	1,010,115
Shareholders' equity	118,335	114,835	115,008	110,368	109,555

Notes:

(a) - Net interest income on a fully-taxable equivalent ("FTE") basis, restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. Generally Accepted Accounting Principles, and is considered a non-GAAP measure.

(b) - Tangible equity is a non-GAAP measure, which is shareholders' equity net of goodwill.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	March 31,	March 31,
(Dollars in thousands, except per share data)	2025	2024
ASSETS
Cash and cash equivalents
Cash and due from banks	$22,315	$11,447
Interest-bearing deposits with banks	66,171	27,972
Total cash and cash equivalents	88,486	39,419
Securities
Available-for-sale, at fair-value	119,428	134,926
Held-to-maturity	200,000	222,095
Equity securities	266	253
Restricted stock, at cost	1,520	1,530
Total securities	321,214	358,804

Loans held for sale	-	105
Loans	761,240	710,822
Less allowance for credit losses	7,974	7,136
Net loans	753,266	703,686

Premises and equipment, net	13,935	12,936
Goodwill	4,728	4,728
Bank owned life insurance	28,441	25,599
Accrued interest receivable and other assets	8,570	10,968
TOTAL ASSETS	$1,218,640	$1,156,245

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$283,255	$277,898
Interest-bearing	787,522	732,217
Total deposits	1,070,777	1,010,115

Short-term borrowings	24,981	29,484
Other borrowings	1,236	1,700
Accrued interest payable and other liabilities	3,311	5,391
TOTAL LIABILITIES	1,100,305	1,046,690
SHAREHOLDERS' EQUITY
Common stock, $6.25 par value. Authorized 9,000,000 shares;
issued 2,980,602 shares in 2025 and 2024	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	105,664	99,191
Treasury stock at cost - 339,055 shares in 2025
and 315,919 shares in 2024	(8,622)	(7,729)
Accumulated other comprehensive loss	(7,151)	(10,351)
TOTAL SHAREHOLDERS' EQUITY	118,335	109,555
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,218,640	$1,156,245

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Quarters ended
(Unaudited)	March 31,
(Dollars in thousands, except per share data)	2025	2024
Interest and dividend income:
Loans, including fees	$10,875	$10,209
Taxable securities	1,795	1,890
Nontaxable securities	75	88
Other	536	369
Total interest and dividend income	13,281	12,556
Interest expense:
Deposits	3,527	3,300
Other	73	108
Total interest expense	3,600	3,408
Net interest income	9,681	9,148
Provision for credit loss expense	402	1,152
Net interest income, after provision
for credit loss expense	9,279	7,996
Noninterest income
Service charges on deposit accounts	295	280
Trust services	278	394
Debit card interchange fees	515	507
Credit card fees	150	157
Earnings on bank owned life insurance	216	188
Gain on sale of loans	49	36
Unrealized loss on equity securities	-	(6)
Other	193	216
Total noninterest income	1,696	1,772
Noninterest expenses
Salaries and employee benefits	3,697	3,469
Occupancy expense	356	283
Equipment expense	206	224
Professional and director fees	413	332
Software expense	403	428
Marketing and public relations	105	128
Debit card expense	211	189
Financial institutions tax	230	216
FDIC insurance expense	150	135
Other expenses	710	738
Total noninterest expenses	6,481	6,142
Income before income taxes	4,494	3,626
Federal income tax provision	878	693
Net income	$3,616	$2,933
Net income per share:
Basic and diluted	$1.37	$1.10

CSB BANCORP, INC.

NON-GAAP DISCLOSURES

NET INTEREST INCOME, FULLY-TAXABLE EQUIVALENT

	Quarters ended
(Unaudited)	March 31,
(Dollars in thousands)	2025	2024
Net interest income	$9,681	$9,148
Taxable equivalent adjustment[1]	31	42
Net interest income, FTE	$9,712	$9,190
Net interest margin	3.47%	3.35%
Taxable equivalent adjustment[1]	0.01	0.02
Net interest margin, FTE	3.48%	3.37%

1 Net interest income on a fully-taxable equivalent ("FTE") basis, restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. Generally Accepted Accounting Principles, and is considered a non-GAAP measure.

PRE-PROVISION NET REVENUE

	Quarters ended
(Unaudited)	March 31,
(Dollars in thousands)	2025	2024
Pre-Provision Net Revenue (PPNR)
Net interest income	$9,681	$9,148
Total noninterest income	1,696	1,772
Total revenue	11,377	10,920

Less: Noninterest expense	6,481	6,142

PPNR (Non-GAAP)	$4,896	$4,778

TANGIBLE EQUITY

(Unaudited)	March 31,	March 31,
(Dollars in thousands)	2025	2024
Total Shareholders' Equity (GAAP)	$118,335	$109,555
Less: Goodwill	4,728	4,728
Tangible Shareholders' Equity (Non-GAAP)	$113,607	$104,827